Exhibit 99.1
                                  News Release

October 5, 2000                                          Symbols:   CDNX - WIZ
                                                                     OTC - WIZZF
                                                                     FWB - WSJ

                     WSI INTERACTIVE ACHIEVES FIRST YEAR REVENUE TARGET.

WSi Interactive Corporation is pleased to announce it has achieved its first year revenue target. Revenue for the year ended June 30, 2000 totaled $6,007,375. In the 4th quarter revenue totaled $1,906,969. The year's net loss was $1,810,783, of which $702,125 was amortization of capital assets. Assets grew to $9,160,200 by June 30, 2000. WSi is focusing on achieving profitability by the end of fiscal 2001.

                                 June 30 $000's

                                          For the year       For the Quarter
                                         2000      1999            2000
                                       -----------------     ---------------
    Revenue                             6,007      *Note           1,907
    Net Loss                            1,811                      1,593
    Loss Before Amortization            1,109                      1,291

                                           At June 30
                                         2000      1999
                                       -----------------
    Cash                                1,314      1,707
    Working Capital                     2,562      1,795
    Total Assets                        9,160      2,271
    Shareholders Equity                 7,445      1,952

*Note: The operating information was for a prior, inactive business in 1999 and is not comparable.

WSi generates revenue by marketing and selling products and services based on its core competencies of integrated marketing, web and business development services and its investments in content and infrastructure Internet businesses.

The first year under the new company structure has been extremely active; WSi has achieved rapid growth and gained a wealth of valuable experience. By identifying and investing in strategically complementary businesses, WSi has levered its core strengths to build a network of businesses that are either wholly owned subsidiaries or held in partnership.

WSi has been streamlining the organization to improve communication, increase efficiency and reduce expenses. Currently WSi has a workforce of sixty-three people committed to the company's success.

The following summarizes fourth quarter activities. In April, WSi began working with IBM to create a dynamic Internet business incubation partnership. WSi signed an agreement to launch an Internet business through a strategic alliance with RG Diamond Inc., of Chicago, Illinois. The parties are currently in the early stage of development of two sites, Diamondreplacement.com and Diamonforum.com. WSi launched DNS Media, a full service media streaming solutions company, which services the broadcast markets in the United States and Canada. WSi also invested in Nurv Media, a private corporation in California, that designs multimedia marketing campaigns. WSi took a 40 per cent interest in private wireless company Ariel Wireless Technologies. Ariel has since changed its name to AlphaStream Wireless Inc. and is currently being vended into Petra Resource Corp., a CDNX company, subject to Exchange approval. WSi formed a business alliance with eReservation and is assisting in its acquisition by Techgroup Ventures, an existing capital pool company on the CDNX, subject to Exchange approval. During the 4th quarter WSi raised $1.3 million in the form of a non-brokered private placement.

Significant investment has been made in building a technology data centre. The data centre delivers state-of-the-art reliability, ironclad security, and scalable capacity to meet the escalating demands of e-business activities. The facility will be used specifically for Web technologies, Web hosting applications, data warehousing and the latest in streaming video technologies. This data centre/ISP is capable of handling 750 million hits per day and 9,000 simultaneous on-demand video streams. Due to the immense, scalable capabilities of the data centre, WSi is actively seeking partners to fully utilize this resource.

WSi's objective for fiscal 2000-2001 is to increase revenues by focusing the company's efforts on core business sales with its increased sales force. Reducing general and administrative costs will also be a priority for the year. WSi is aggressively seeking opportunities to acquire undervalued competitors that will complement and enhance its core divisions.

WSi President Theo Sanidas will be appearing on a Webcast to discuss the year-end results on Thursday October 5, 2000 at CEOcast.com.

Consolidated year-end Financial Statements will be available on our corporate web site WWW.WS-I.COM on October 18, 2000 and mailed to shareholders of record on the same date.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address or fax # to INFO@WS-I.COM / fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.